Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2018

2018 First Quarter Highlights and Comparison with 2017 Fourth Quarter

  Net income of $33.1 million for the first quarter, or $0.15 per diluted share, compared to $24.2 million, or $0.11 per diluted share, for the fourth quarter of 2017.
  On a non-GAAP basis, adjusted net income of $31.3 million (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $28.1 million for the fourth quarter of 2017.
  Net interest income increased by $2.4 million to $124.7 million, compared to $122.3 million for the fourth quarter of 2017, primarily due to a higher average yield and balance of U.S. agency debt securities, the upward repricing of variable rate commercial loans, and an improved funding mix driven by an increase in the average balance of non-interest-bearing deposits and reductions in brokered certificates of deposits (“CDs”), short-term repurchase agreements, and other borrowings.
  Net interest margin was 4.40% compared to 4.26% for the fourth quarter of 2017.
  Provision for loan and lease losses decreased by $5.2 million to $20.5 million, compared to $25.7 million for the fourth quarter of 2017, including the following:
    A $6.4 million net loan loss reserve release recorded in the first quarter in connection with revised estimates of the reserve associated with the effects of Hurricanes Maria and Irma, primarily due to updated assessments about the performance and repayment prospects of certain individually assessed commercial loans and the decrease in the balance of the consumer loan portfolio outstanding on the dates of the hurricanes, compared to a net storm-related $4.8 million incremental provision expense recorded in the fourth quarter of 2017.
    A $5.6 million charge to the provision associated with three commercial and construction loans totaling $57.2 million transferred to held for sale during the first quarter of 2018.
  Non-interest income increased by $7.8 million to $22.8 million compared to $15.0 million for the fourth quarter of 2017, primarily due to a $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities and a $2.1 million increase related to seasonal insurance contingent commissions. In addition, revenues from mortgage banking activities increased by $2.3 million and transaction fee income from POS, ATMs and credit and debit cards increased by $0.6 million, both reflecting higher levels of business activity in the first quarter of 2018 as compared to the fourth quarter of 2017.
  Non-interest expenses increased by $0.9 million to $86.0 million, compared to $85.1 million for the fourth quarter of 2017, primarily reflecting a $3.0 million increase in employees’ compensation and benefits expense driven by higher seasonal payroll taxes and bonus expenses, partially offset by a $1.2 million decrease in write-downs to the value of other real estate owned (“OREO”) properties and a $1.1 million decrease in professional service fees. Non-interest expenses for the first quarter of 2018 included $1.6 million of storm-related expenses, compared to $1.9 million for the fourth quarter of 2017.
  Income tax expense of $7.8 million, compared to $2.2 million for the fourth quarter of 2017, a variance mainly related to higher pre-tax earnings, and the effect in the previous quarter of final year-end tax accounting that resulted in a lower than previously estimated effective tax rate for the 2017 year.

  Credit quality variances:
    Non-performing assets decreased in the quarter by $13.4 million, to $637.2 million as of March 31, 2018, primarily due to charge-offs totaling $9.7 million on three commercial and construction loans transferred to held for sale during the first quarter and payments totaling $4.0 million that reduced the outstanding balance of non-performing commercial mortgage loans that were previously guaranteed by the Puerto Rico Tourism Development Fund (“TDF”).
    Non-performing commercial and construction loans with a book value of $57.2 million as of March 31, 2018 were transferred to held for sale during the first quarter.
    Non-performing loan inflows amounted to $49.8 million, compared to inflows of $58.3 million in the fourth quarter of 2017.
    A net charge-off rate of 1.21%, compared to 1.12% for the fourth quarter of 2017, an increase driven by the aforementioned charge-offs taken on loans transferred to held for sale.
  Total deposits, excluding brokered CDs and government deposits, increased in the quarter by $194.6 million to $7.4 billion as of March 31, 2018, reflecting increases of $137.2 million and $72.5 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $15.2 million in the Florida region. The most significant increase was in noninterest-bearing demand deposits, which grew 10%, or $186.2 million, in the first quarter. Storm-related factors, such as the effect of payment deferral programs, disaster relief funds, and settlements of insurance claims continue to contribute to this accumulation.
  Brokered CDs decreased in the quarter by $194.4 million to $956.1 million as of March 31, 2018.
  Government deposits increased in the quarter by $43.7 million to $695.7 million as of March 31, 2018, primarily due to an increase in the balance of a Puerto Rico government-owned corporation’s transactional deposit account.
  Total loans decreased in the quarter by $96.2 million to $8.8 billion as of March 31, 2018. The decrease reflects reductions of $83.8 million and $15.5 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a $3.1 million increase in the Florida region. The decrease in the Puerto Rico region was reflected in all major loan categories, including decreases of $45.1 million in commercial and construction loans, $23.3 million in residential mortgage loans, and $15.4 million in consumer loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $606.3 million for the first quarter of 2018, compared to $546.0 million for the fourth quarter of 2017. The increase was reflected in all major loan categories, including increases of $31.0 million, $27.9 million, and $1.4 million in consumer, residential mortgage, and commercial and construction loan originations, respectively. Loan originations volume in the fourth quarter of 2017 was adversely affected by the initial drop in business activity after the hurricanes.
  As of March 31, 2018, the Corporation had $213.4 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $183.5 million, or 86%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $214.5 million as of December 31, 2017, of which $184.6 million, or 86%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios of 22.98%, 19.24%, 19.66%, and 14.18%, respectively, as of March 31, 2018. Tangible common equity ratio of 14.80% as of March 31, 2018.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 27, 2018--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $33.1 million for the first quarter of 2018, or $0.15 per diluted share, compared to $24.2 million, or $0.11 per diluted share, for the fourth quarter of 2017 and $25.5 million, or $0.11 per diluted share, for the first quarter of 2017.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are quite pleased with our results for the first quarter. We generated $33.1 million of net income or $0.15/share and our pre-tax pre-provision income was a record $60.7 million. Net interest income and margin improved nicely due to higher yields and a more favorable funding mix and we continued our job of closely managing expenses. Non-interest income increased, driven by seasonal insurance commissions and increased mortgage banking revenues and transaction fees, which is a positive sign. We continue to closely monitor the storm impact on our customers and the timing of insurance proceeds.

The recovery in Puerto Rico following the impact of the hurricanes last year is underway and we continue to deal with a fragile electrical grid. Not surprisingly, our loan portfolio declined this quarter by $96 million, most of this reduction was distributed in the major loan categories in Puerto Rico with small growth in Florida. Credit quality moved in the right direction; non-performing loans, non-performing assets, and inflows to nonperforming all declined this quarter and our Special Assets Group is focused on driving further improvement in this regard. Core deposit growth was strong again this quarter. Total deposits, excluding government and brokered CDs, increased $195 million in the first quarter. The most significant growth was non-interest bearing demand deposits which increased 10%, or $186 million. We saw a further reduction in brokered CDs, which decreased $194 million this quarter.

On the capital front, we were able to repurchase and cancel $23.8 million of trust preferred securities at a slight discount. Our earnings continue to drive growth in our capital base. Our tangible book value per share was $8.32 at the end of the quarter. We will continue to look for growth opportunities across our three regions as rebuilding efforts strengthen in our main market.”

SPECIAL ITEMS

The financial results for the first quarter of 2018 and the fourth and first quarters of 2017 include the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended March 31, 2018

  A $4.8 million ($2.9 million after-tax) positive effect in earnings related to a $6.4 million net loan loss reserve release in connection with revised estimates of the reserves associated with the effects of Hurricanes Irma and Maria, partially offset by $1.6 million of storm-related expenses recorded in the first quarter.
  A $5.6 million ($3.4 million after-tax) charge to the provision for loan and lease losses associated with three non-performing commercial and construction loans totaling $57.2 million that were transferred to held for sale during the first quarter.
  A $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities reflected in the statement of income set forth below as “Gain on early extinguishment of debt.” The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debenture. The Corporation’s purchase price equated to 90% of the $23.8 million par value. The 10% discount resulted in the gain of $2.3 million. The gain, realized at the holding company level, has no effect on the income tax expense in 2018.

Quarter ended December 31, 2017

  A $6.8 million ($4.1 million after-tax) adverse effect in earnings related to a $4.8 million charge to increase the storm-related allowance for loan losses and approximately $1.9 million of non-interest expenses associated with insurance deductibles related to damages assessed on certain OREO properties and other storm-related costs. The $6.8 million effect was partially offset in the consolidated financial results by expected insurance recoveries of $0.2 million for rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the utilization of certain facilities during the fourth quarter.

Quarter ended March 31, 2017

  A $13.2 million tax benefit related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico.
  A $12.2 million other-than-temporary impairment charge (“OTTI”) on Puerto Rico government debt securities, specifically bonds of the Government Development Bank for Puerto Rico (the “GDB”) and the Puerto Rico Public Buildings Authority. No tax benefit was recognized for the OTTI charge.
  A $0.6 million ($0.3 million after-tax) charge to the provision for loan and lease losses related to the sale of the Corporation’s participation in the Puerto Rico Electric Power Authority (“PREPA”) credit line with a book value of $64 million at the time of sale.
  Costs of $0.3 million associated with a secondary offering of the Corporation’s common stock by certain of the existing stockholders completed in the first quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

The following table reconciles for the first quarter of 2018 and the fourth and first quarters of 2017 the reported net income to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	March 31, 2018	December 31, 2017	March 31, 2017

Net income, as reported (GAAP)	$33,148	$24,169	$25,541
Adjustments:
Storm-related loan loss reserve (release)/charge to the provision	(6,407)	4,814	-
Storm-related expenses	1,596	1,945	-
Storm-related idle time rental costs insurance recovery	-	(157)	-
Charge to the provision related to loans transferred to held for sale	5,645	-	-
Other-than-temporary impairment on debt securities	-	-	12,231
Gain on repurchase and cancellation of trust preferred securities	(2,316)	-	-
Income tax benefit related to change in tax-status of certain subsidiaries	-	-	(13,161)
Charge to the provision related to the sale of the PREPA credit line	-	-	569
Secondary offering costs	-	-	274
Income tax impact of adjustments (1)	(324)	(2,636)	(222)
Adjusted net income (Non-GAAP)	$31,342	$28,135	$25,232

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the first quarter of 2018 amounted to $40.9 million, compared to $26.4 million for the fourth quarter of 2017. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the first quarter of 2018 amounted to $60.7 million, up $6.9 million from the fourth quarter of 2017:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Income (loss) before income taxes	$40,906	$26,377	$(19,150)	$37,288	$17,468
Add: Provision for loan and lease losses	20,544	25,703	75,013	18,096	25,442
(Less)/Add: Net (gain) loss on investments and impairments	-	-	-	(371)	12,231
Less: Gain on early extinguishment of debt	(2,316)	-	(1,391)	-	-
Less: Storm-related idle time payroll and rental costs insurance recovery	-	(157)	(1,662)	-	-
Add: Storm-related expenses	1,596	1,945	599	-	-
Add/(Less): Unrealized loss (gain) on derivative instruments	-	-	-	-	1
Add: Secondary offering costs	-	-	118	-	274
Adjusted pre-tax, pre-provision income (1)	$60,730	$53,868	$53,527	$55,013	$55,416

Change from most recent prior quarter (amount)	$6,862	$341	$(1,486)	$(403)	$409
Change from most recent prior quarter (percentage)	12.7%	0.6%	-2.7%	-0.7%	0.7%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income (loss) before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for Special Items because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net Interest Income
Interest income - GAAP	$149,418	$147,826	$147,995	$147,374	$145,228
Unrealized loss (gain) on derivative instruments	-	-	-	-	1
Interest income excluding valuations	149,418	147,826	147,995	147,374	145,229
Tax-equivalent adjustment	4,778	2,850	3,147	4,128	3,610
Interest income on a tax-equivalent basis and excluding valuations	$154,196	$150,676	$151,142	$151,502	$148,839

Interest expense - GAAP	24,725	25,560	25,163	23,470	22,679

Net interest income - GAAP	$124,693	$122,266	$122,832	$123,904	$122,549

Net interest income excluding valuations	$124,693	$122,266	$122,832	$123,904	$122,550

Net interest income on a tax-equivalent basis and excluding valuations	$129,471	$125,116	$125,979	$128,032	$126,160

Average Balances
Loans and leases	$8,778,968	$8,806,036	$8,855,406	$8,863,529	$8,862,271
Total securities, other short-term investments and interest-bearing cash balances	2,720,438	2,593,716	2,395,298	2,336,986	2,375,060
Average interest-earning assets	$11,499,406	$11,399,752	$11,250,704	$11,200,515	$11,237,331

Average interest-bearing liabilities	$8,194,442	$8,411,399	$8,404,242	$8,327,615	$8,456,848

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.27%	5.14%	5.22%	5.28%	5.24%
Average rate on interest-bearing liabilities - GAAP	1.22%	1.21%	1.19%	1.13%	1.09%
Net interest spread - GAAP	4.05%	3.93%	4.03%	4.15%	4.15%
Net interest margin - GAAP	4.40%	4.26%	4.33%	4.44%	4.42%

Average yield on interest-earning assets excluding valuations	5.27%	5.14%	5.22%	5.28%	5.24%
Average rate on interest-bearing liabilities excluding valuations	1.22%	1.21%	1.19%	1.13%	1.09%
Net interest spread excluding valuations	4.05%	3.93%	4.03%	4.15%	4.15%
Net interest margin excluding valuations	4.40%	4.26%	4.33%	4.44%	4.42%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.44%	5.24%	5.33%	5.43%	5.37%
Average rate on interest-bearing liabilities excluding valuations	1.22%	1.21%	1.19%	1.13%	1.09%
Net interest spread on a tax-equivalent basis and excluding valuations	4.22%	4.03%	4.14%	4.30%	4.28%
Net interest margin on a tax-equivalent basis and excluding valuations	4.57%	4.35%	4.44%	4.58%	4.55%

Net interest income for the first quarter of 2018 amounted to $124.7 million, an increase of $2.4 million when compared to net interest income of $122.3 million for the fourth quarter of 2017. The increase in net interest income was mainly due to:

  A $2.2 million increase in interest income on investment securities, primarily related to both the full-quarter effect of purchases of U.S. agency debt securities executed in the latter part of December 2017 amounting to $212.2 million (average yield of 2.70%), and a $0.8 million decrease in the premium amortization expense of U.S. agency mortgage-backed securities (“MBS”) resulting from lower prepayment speeds.
  A $0.8 million decrease in interest expense related to an improved funding mix resulting from a reduction of $217.0 million in the average balance of total interest-bearing liabilities, commensurate with an increase of $243.5 million in the average balance of non-interest-bearing deposits. The Corporation used liquidity to pay off maturing brokered CDs and a short-term repurchase agreement, and to repurchase and cancel $23.8 million of trust preferred securities which was noted above. A reduction of $0.5 million in interest expense associated with two fewer days in the first quarter was offset by the effect of higher market interest rates on the cost of retail CDs, commercial money market accounts tied to short-term interest rates, and the upward repricing of variable rate repurchase agreements.
  A $0.5 million increase in interest income on commercial and construction loans primarily due to the upward repricing of variable rate loans, partially offset by the adverse effect of two fewer days in the first quarter that resulted in a decrease of approximately $1.0 million in interest income on commercial and construction loans.

Partially offset by:

  A $1.1 million decrease in interest income on consumer loans, including the adverse effect of two fewer days in the first quarter that resulted in a decrease of approximately $0.9 million in interest income on consumer loans and the adverse effect of higher inflows of loans to non-performing status.

Net interest margin was 4.40%, up 14 basis points from the fourth quarter of 2017. The increase in the net interest margin was related to various factors including the upward repricing of variable rate commercial loans, the aforementioned improved funding mix driven by the increase in the proportion of interest-earning assets funded by the growth in non-interest-bearing deposits, the decrease in the premium amortization expense on U.S. agency MBS, and liquidity invested in higher-yielding investment securities.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2018 was $20.5 million, compared to $25.7 million for the fourth quarter of 2017. As mentioned above, a net loan loss reserve release of approximately $6.4 million was recorded in the first quarter of 2018 in connection with revised estimates of the reserves associated with the effects of Hurricanes Maria and Irma, compared to a $4.8 million charge to the provision recorded in the fourth quarter of 2017. Relationship officers continued to closely monitor the performance of storm-affected customers during the first quarter of 2018, and data became available on the performance of consumer and residential credits that had been under payment deferral programs. The reserve release recorded in the first quarter was primarily attributable to the updated assessments of financial performance and repayment prospects of certain individually-assessed commercial credits and lower reserve requirements resulting from payments received during the first quarter that reduced the balance of the consumer loan portfolio outstanding on the dates of the hurricanes. As of March 31, 2018, the storm-related allowance amounted to $62.1 million (net of a $2.8 million charge-off taken on a storm-affected credit during the fourth quarter of 2017).

During the first quarter of 2018, the Corporation transferred to held for sale three non-performing commercial and construction loans. The aggregate recorded investment in these loans was written down to $57.2 million, which resulted in charge-offs of $9.7 million and an incremental loss of $5.6 million reflected in the provision for loan and lease losses for the first quarter of 2018.

On a non-GAAP basis (excluding the storm-related adjustments and charges related to the loans transferred to held for sale), the adjusted provision for loan and lease losses for the first quarter of 2018 of $21.3 million increased $0.4 million, compared to the adjusted provision of $20.9 million for the fourth quarter of 2017. The $0.4 million increase in the adjusted provision for loan and lease losses was driven by the following variances:

  A $5.7 million increase in the adjusted provision for commercial and construction loans, primarily related to the downgrade in the credit risk classification of a commercial mortgage loan in the Florida region, and higher specific reserve requirements for certain commercial and industrial impaired loans.
  A $0.5 million increase in the adjusted provision for consumer loans, mainly related to higher charge-offs and non-performing loan levels of auto and personal loans.

Partially offset by:

  A $5.8 million decrease in the adjusted provision for residential mortgage loans, primarily related to lower delinquency and charge-off levels.

See Credit Quality and Basis of Presentation below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs, and the reconciliation of the provision for loan and lease losses in accordance with GAAP to the adjusted provision for loan and lease losses that excludes the storm-related adjustments and charges to the provision for loan and lease losses related to loans transferred to held for sale.

NON-INTEREST INCOME

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Service charges on deposit accounts	$5,088	$4,924	$5,797	$5,803	$5,790
Mortgage banking activities	4,165	1,912	3,117	4,846	3,616
Net gain (loss) on investments and impairments	-	-	-	371	(12,231)
Gain on early extinguishment of debt	2,316	-	1,391	-	-
Other operating income	11,215	8,114	8,340	9,529	11,068
Non-interest income	$22,784	$14,950	$18,645	$20,549	$8,243

Non-interest income for the first quarter of 2018 amounted to $22.8 million, compared to $15.0 million for the fourth quarter of 2017. Non-interest income for the first quarter of 2018 includes the $2.3 million gain on the repurchase and cancellation of $23.8 million in trust preferred securities.

On a non-GAAP basis, excluding the effect of the repurchase and cancellation of trust preferred securities, adjusted non-interest income of $20.5 million for the first quarter increased by $5.5 million, compared to the GAAP non-interest income of $15.0 million for the fourth quarter of 2017. The $5.5 million increase in adjusted non-interest income was primarily due to:

  A $2.1 million increase related to seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.
  A $2.3 million increase in revenues from mortgage banking activities driven by the reversal in the first quarter of $0.8 million of the valuation allowance for mortgage servicing rights, compared to a $0.6 million charge to the valuation allowance recorded in the fourth quarter of 2017. In addition, net gains on the sale of residential mortgage loans in the first quarter increased by $0.5 million, reflecting a higher volume of loan originations and sales compared to the initial drop in business activity experienced after the storms that affected volumes for the fourth quarter of 2017. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $74.5 million with a related net gain of $1.9 million, including gains of $0.6 million on To-Be-Announced MBS (“TBA”) hedges, in the first quarter of 2018, compared to $52.8 million with a related net gain of $1.4 million, net of TBA hedge losses of $54 thousand, in the fourth quarter of 2017. Further, the amount of servicing fees collected in the first quarter increased by $0.4 million compared to the fourth quarter of 2017.
  A $0.8 million gain on the sale of fixed assets of a closed banking branch in Florida, included as part of “Other operating income” in the table above.
  A $0.6 million increase in transaction fee income from credit and debit cards, POS, and ATMs, included as part of “Other operating income” in the table above.
  A $0.2 million increase in service charge on deposits, primarily related to an increase in the number of cash management transactions of commercial clients.

Partially offset by:

  A $0.6 million lower of cost or market adjustment recorded in the first quarter to reduce the carrying value of a construction loan held for sale.

NON-INTEREST EXPENSES

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Employees' compensation and benefits	$40,684	$37,655	$37,128	$38,409	$38,653
Occupancy and equipment	15,105	15,067	13,745	13,759	14,088
Deposit insurance premium	2,649	3,054	3,179	3,721	3,771
Other insurance and supervisory fees	1,206	1,363	1,174	1,134	1,138
Taxes, other than income taxes	3,856	3,366	3,763	3,745	3,676
Professional fees:
Collections, appraisals and other credit related fees	1,599	2,341	2,295	2,452	2,072
Outsourcing technology services	5,123	5,088	5,403	5,398	5,354
Other professional fees	3,338	3,721	4,325	3,950	3,530
Credit and debit card processing expenses	3,537	3,078	3,737	3,566	2,831
Business promotion	2,576	2,768	3,244	3,192	3,281
Communications	1,482	1,374	1,603	1,628	1,543
Net loss on OREO operations	190	2,201	1,351	3,369	4,076
Other	4,682	4,060	4,667	4,746	3,869
Total	$86,027	$85,136	$85,614	$89,069	$87,882

Non-interest expenses in the first quarter of 2018 amounted to $86.0 million, an increase of $0.9 million from $85.1 million in the fourth quarter of 2017. Non-interest expenses for the first quarter of 2018 include storm-related costs totaling $1.6 million, substantially all included as part of “Occupancy and equipment” in the above table.

For the fourth quarter of 2017, non-interest expenses include insurance deductibles related to damages assessed on certain OREO properties damaged by Hurricane Maria and other storm-related costs totaling $1.9 million, of which $0.9 million, $0.6 million, and $0.4 million are included as part of “Net loss on OREO operations,” “Occupancy and equipment,” and “Business promotion,” respectively, in the above table. Furthermore, expected insurance recoveries of $0.2 million related to rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded the use of certain facilities during the fourth quarter of 2017 were recognized as an offset to “Occupancy and equipment” expenses in the above table.

The Corporation has incurred a variety of costs to operate in disaster response mode, and some facilities and their contents were damaged by the storms. The Corporation maintains insurance for casualty losses as well as for reasonable and necessary disaster response costs and certain revenue lost through business interruption. Most of the significant disaster response costs had been incurred by the end of the first quarter of 2018 and included where appropriate in an insurance claim receivable based on management’s understanding of the underlying coverage. An insurance claim receivable of $5.3 million was included in other assets as of March 31, 2018, and the Corporation has incurred $9.4 million of storm-related disaster response costs and casualty losses, including the aforementioned $1.6 million charge to operations in the first quarter of 2018.

On a non-GAAP basis, excluding the effect of the aforementioned storm-related items, adjusted non-interest expenses of $84.4 million for the first quarter of 2018 increased $1.1 million, compared to adjusted non-interest expenses of $83.3 million for the fourth quarter of 2017. The $1.1 million increase in adjusted non-interest expenses was primarily due to:

  A $3.0 million increase in employees’ compensation and benefits expenses, primarily reflecting higher seasonal payroll taxes and bonus expenses.
  A $0.5 million increase in credit and debit card processing expenses, primarily associated with a higher volume of transactions.
  A $0.5 million increase in “Taxes, other than income taxes” in the above table primarily related to an increase in the sales and use tax expense recorded in the first quarter.
  A $0.6 million increase in “other non-interest expenses’ in the table above primarily reflecting a lower net reserve release related to unfunded loan commitments, and increases in data processing fees and expenses and losses related to non-real estate repossessed properties.

Partially offset by:

  A $1.1 million decrease in the adjusted net loss on OREO operations, primarily due to a $1.2 million decrease in write-downs to the value of OREO properties.
  A $1.1 million decrease in professional service fees, including a decrease of $0.8 million in attorneys’ collection fees and a $0.5 million decrease in consulting fees, mainly associated with implementation costs for new technology systems incurred in the fourth quarter of 2017.
  A $1.1 million decrease in adjusted occupancy and equipment costs, primarily reflecting the effect in the previous quarter of approximately $0.8 million in lease-termination costs associated with the closing of a Bank branch in Puerto Rico.
  A $0.4 million decrease in the FDIC insurance premium assessment reflecting, among other things, the effect of reduced reliance on brokered deposits, and higher liquidity levels maintained at the end of the first quarter of 2018.

INCOME TAXES

The Corporation recorded an income tax expense of $7.8 million for the first quarter of 2018 compared to $2.2 million for the fourth quarter of 2017. The increase was mainly related to higher pre-tax earnings, a higher estimated effective tax rate for 2018, and the effect in the prior quarter of final year-end tax accounting that resulted in a lower than previously estimated effective tax rate for the 2017 year. The effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and the tax benefit associated with the change in the tax status of certain subsidiaries, increased to 27% compared to the effective tax rate of 15% as of the end of the fourth quarter of 2017. As of March 31, 2018, the Corporation had a net deferred tax asset of $289.3 million (net of a valuation allowance of $186.1 million, including a valuation allowance of $150.0 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Non-performing loans held for investment:
Residential mortgage	$171,380	$178,291	$178,530	$155,330	$154,893
Commercial mortgage	115,179	156,493	137,059	122,035	174,908
Commercial and Industrial	85,325	85,839	84,317	65,575	77,972
Construction	16,236	52,113	46,720	47,391	48,468
Consumer and Finance leases	23,857	16,818	26,506	21,082	21,325
Total non-performing loans held for investment	411,977	489,554	473,132	411,413	477,566

OREO	154,639	147,940	152,977	150,045	137,784
Other repossessed property	5,646	4,802	6,320	5,588	6,235
Other assets (1)	-	-	-	-	17,531
Total non-performing assets, excluding loans held for sale	$572,262	$642,296	$632,429	$567,046	$639,116

Non-performing loans held for sale	64,945	8,290	8,290	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$637,207	$650,586	$640,719	$575,125	$647,195

Past-due loans 90 days and still accruing (3)	$163,045	$160,725	$140,656	$131,246	$143,089
Non-performing loans held for investment to total loans held for investment	4.74%	5.53%	5.33%	4.64%	5.41%
Non-performing loans to total loans	5.43%	5.60%	5.41%	4.71%	5.48%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	4.72%	5.24%	5.20%	4.76%	5.38%
Non-performing assets to total assets	5.22%	5.31%	5.26%	4.83%	5.44%

(1) Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.

(2) Purchased credit impaired ("PCI") loans of $155.3 million accounted for under ASC 310-30 as of March 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2018 of approximately $30.3 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $13.4 million to $637.2 million as of March 31, 2018, compared to $650.6 million as of December 31, 2017. Total non-performing loans, including non-performing loans held for sale, decreased by $20.9 million from $497.8 million as of the end of the fourth quarter of 2017 to $476.9 million as of March 31, 2018. The decrease in non-performing assets was primarily attributable to charge-offs totaling $11.4 million taken on four commercial and construction loans, including $9.7 million associated with the aforementioned loans transferred to held for sale during the first quarter, and payments totaling $4.0 million received in the first quarter that reduced the outstanding balance of non-performing commercial mortgage loans that were previously guaranteed by the TDF. The cash payments released the TDF from its liability as a guarantor of these loans. Non-performing residential mortgage loans decreased by $6.9 million, driven by loans transferred to the OREO portfolio, loans brought current, and charge-offs recorded in the first quarter, partially offset by inflows of loans that already had delinquent payments before the storms and failed to resume their payments after the expiration of the three-month payment deferral program. Non-performing consumer loans increased by $7.0 million during the first quarter of 2018.
  Inflows to non-performing loans held for investment were $49.8 million, a decrease of $8.5 million, compared to inflows of $58.3 million in the fourth quarter of 2017. The variance primarily reflects the effect in the previous quarter of inflows related to identified storm-affected commercial credits, partially offset by higher inflows of residential mortgage and consumer loans after the expiration of the three-month payment deferral programs in the first quarter. Inflows to non-performing commercial and construction loans were $6.5 million in the first quarter of 2018, a decrease of $33.9 million, compared to inflows of $40.5 million in the fourth quarter of 2017. Inflows to non-performing residential mortgage loans were $27.0 million in the first quarter of 2018, an increase of $14.2 million, compared to inflows of $12.8 million in the fourth quarter of 2017. Inflows to non-performing consumer loans were $16.3 million, an increase of $11.3 million, compared to inflows of $5.1 million in the fourth quarter of 2017.
  Adversely classified commercial and construction loans, including loans held for sale, increased by $24.9 million to $507.3 million as of March 31, 2018, driven by the downgrade in the credit risk classification of a $46.8 million commercial mortgage loan in the Florida region, partially offset by the sale of a $5.6 million commercial and industrial loan, collections, and charge-offs.

  The OREO balance increased by $6.7 million, driven by additions of $15.9 million, primarily residential properties, partially offset by sales of $8.3 million and adjustments to the OREO value of $0.9 million in the first quarter.
  Total troubled debt restructuring (“TDR”) loans held for investment were $572.4 million as of March 31, 2018, down $14.8 million from December 31, 2017. Approximately $366.4 million of total TDR loans held for investment were in accrual status as of March 31, 2018.

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $202.5 million as of March 31, 2018, a decrease of $42.2 million compared to $244.7 million as of the end of the fourth quarter of 2017. The variances by major portfolio categories follow:

  Consumer loans in early delinquency decreased in the first quarter by $44.5 million to $66.7 million as of March 31, 2018, and residential mortgage loans in early delinquency decreased in the first quarter by $46.4 million to $69.5 million as of March 31, 2018. These variances reflect a combination of clients that resumed their payments after the expiration of the three-month payment deferral programs and loans classified as non-performing during the first quarter. When compared to pre-storm levels, consumer loans in early delinquency decreased by $16.2 million to $66.7 million from $82.9 million as of June 30, 2017, and residential mortgage loans in early delinquency decreased by $35.2 million to $69.5 million from $104.7 million as of June 30, 2017.
  Commercial and construction loans in early delinquency increased in the first quarter by $48.7 million to $66.4 million as of March 31, 2018, primarily related to the aforementioned $46.8 million commercial mortgage loan adversely classified in the Florida region during the first quarter. When compared to pre-storm levels, commercial and construction loans in early delinquency increased by $60.4 million to $66.4 million from $6.0 million as of June 30, 2017.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,			December 31,		September 30,		June 30,	March 31,
	2017			2017		2017		2017	2017

Allowance for loan and lease losses, beginning of period	$231,843			$230,870		$173,485		$203,231	$205,603
Provision for loan and lease losses	20,544	(1	) (2)	25,703	(6)	75,013	(7)	18,096	25,442	(8)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,036)			(5,341)		(6,856)		(6,076)	(7,476)
Commercial mortgage	(6,761)	(3)		(6,850)		(223)		(30,417)	(1,332)
Commercial and Industrial	(1,868)			(545)		(624)		(1,754)	(11,177)	(9)
Construction	(5,164)	(4)		(2,764)		(31)		(462)	382
Consumer and finance leases	(9,702)			(9,230)		(9,894)		(9,133)	(8,211)
Net charge-offs	(26,531)	(5)		(24,730)		(17,628)		(47,842)	(27,814)	(10)
Allowance for loan and lease losses, end of period	$225,856			$231,843		$230,870		$173,485	$203,231

Allowance for loan and lease losses to period end total loans held for investment (11)	2.60%			2.62%		2.60%		1.96%	2.30%
Net charge-offs (annualized) to average loans outstanding during the period	1.21%			1.12%		0.80%		2.16%	1.26%
Net charge-offs (annualized), excluding charge-offs of $9.7 million related to loans transferred to held for sale in the first quarter of 2018 and the charge-off of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017, to average loans outstanding during the period	0.77%			1.12%		0.80%		2.16%	0.78%
Provision for loan and lease losses to net charge-offs during the period	0.77x			1.04x		4.26x		0.38x	0.91x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the storm-related reserve release and loans transferred to held for sale in the first quarter of 2018 and the storm-related provision in the third and fourth quarters of 2017, and the effect of the sale of the PREPA credit line in the first quarter of 2017

	1.26x			0.96x		0.48x		0.38x	1.46x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.

(2) Includes a provision of $5.6 million associated with $57.2 million in loans transferred to held for sale.

(3) Includes charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale.

(4) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale.

(5) Includes charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale.

(6) Includes a provision of $4.8 million associated with the effect of Hurricanes Irma and Maria.

(7) Includes a provision of $66.5 million associated with the effect of Hurricanes Irma and Maria.

(8) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.

(9) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.

(10) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.

(11) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.88% and 1.85% as of March 31, 2018 and as of both December 31, 2017 and September 30, 2017, respectively.

  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.60% as of March 31, 2018, compared to 2.62% as of December 31, 2017. The ratio of the total allowance to non-performing loans held for investment was 54.82% as of March 31, 2018, compared to 47.36% as of December 31, 2017, reflecting the effect of the aforementioned transfer to held for sale of non-performing commercial and construction loans totaling $57.2 million.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2018 and December 31, 2017 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2018
Impaired loans:
Principal balance of loans, net of charge-offs	$417,610	$293,971	$34,699	$746,280
Allowance for loan and lease losses	22,546	29,310	5,074	56,930
Allowance for loan and lease losses to principal balance	5.40%	9.97%	14.62%	7.63%

PCI loans:
Carrying value of PCI loans	151,067	4,214	-	155,281
Allowance for PCI loans	10,873	378	-	11,251
Allowance for PCI loans to carrying value	7.20%	8.97%	-	7.25%

Loans with general allowance:
Principal balance of loans	2,699,191	3,395,241	1,699,897	7,794,329
Allowance for loan and lease losses	22,967	72,486	62,222	157,675
Allowance for loan and lease losses to principal balance	0.85%	2.13%	3.66%	2.02%

Total loans held for investment:
Principal balance of loans	$3,267,868	$3,693,426	$1,734,596	$8,695,890
Allowance for loan and lease losses	56,386	102,174	67,296	225,856
Allowance for loan and lease losses to principal balance	1.73%	2.77%	3.88%	2.60%

As of December 31, 2017

Impaired loans:
Principal balance of loans, net of charge-offs	$433,434	$318,480	$38,394	$790,308
Allowance for loan and lease losses	22,086	24,159	5,165	51,410
Allowance for loan and lease losses to principal balance	5.10%	7.59%	13.45%	6.51%

PCI loans:
Carrying value of PCI loans	153,991	4,183	-	158,174
Allowance for PCI loans	10,873	378	-	11,251
Allowance for PCI loans to carrying value	7.06%	9.04%	-	7.11%

Loans with general allowance:
Principal balance of loans	2,703,532	3,486,959	1,711,503	7,901,994
Allowance for loan and lease losses	26,016	77,349	65,817	169,182
Allowance for loan and lease losses to principal balance	0.96%	2.22%	3.85%	2.14%

Total loans held for investment:
Principal balance of loans	$3,290,957	$3,809,622	$1,749,897	$8,850,476
Allowance for loan and lease losses	58,975	101,886	70,982	231,843
Allowance for loan and lease losses to principal balance	1.79%	2.67%	4.06%	2.62%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,		December 31,	September 30,	June 30,	March 31,
	2018		2017	2017	2017	2017

Residential mortgage	0.38%		0.66%	0.84%	0.74%	0.92%

Commercial mortgage	1.69%	(1)	1.73%	0.06%	7.42%	0.33%

Commercial and Industrial	0.36%		0.10%	0.12%	0.34%	2.07%	(4)

Construction	17.37%	(2)	7.86%	0.09%	1.19%	-1.17%

Consumer and finance leases	2.22%		2.13%	2.29%	2.13%	1.92%

Total loans	1.21%	(3)	1.12%	0.80%	2.16%	1.26%	(5)

(1) Includes net charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding the charge-offs associated with commercial mortgage loans transferred to held for sale, was 0.55%.

(2) Includes a net charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale. The ratio of construction net charge-offs to average loans, excluding the charge-offs associated with the construction loan transferred to held for sale, was 0.22%.

(3) Includes net charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale. The ratio of total loans net charge-offs to average loans, excluding the charge-offs associated with loans transferred to held for sale, was 0.77%.

(4) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.08%.

(5) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.78%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the first quarter of 2018 were $26.5 million, or an annualized 1.21% of average loans, compared to $24.7 million, or an annualized 1.12% of average loans, in the fourth quarter of 2017. On a non-GAAP basis, excluding charge-offs of $9.7 million taken on loans transferred to held for sale, adjusted net charge-offs of $16.9 million for the first quarter of 2017 decreased by $7.9 million, compared to net charge-offs of $24.7 million for the fourth quarter of 2017. The decrease of $7.9 million in adjusted net charge-offs was mainly related to:

  A $6.0 million decrease in adjusted commercial and construction loan net charge-offs, primarily related to the effect in the previous quarter of charge-offs totaling $8.3 million taken on two collateral-dependent loans in Puerto Rico. Commercial and construction loan adjusted net charge-offs were $4.1 million for the first quarter of 2018.
  A $2.3 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs for loans evaluated for impairment purposes based on their respective delinquency status and loan-to-value ratio.

Partially offset by:

  A $0.5 million increase in consumer loan net charge-offs, primarily related to auto loans.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.2 billion as of March 31, 2018, down $60.9 million from December 31, 2017.

The decrease was mainly due to:

  A $96.2 million decrease in total loans. The decrease consisted of reductions of $83.8 million and $15.5 million in the Puerto Rico and the Virgin Island regions, respectively, partially offset by a $3.1 million increase in the Florida region. The decrease was mainly related to a $59.5 million decline in the commercial and construction loan portfolio driven by three large loans totaling $28.3 million that were paid off during the first quarter, two large loans totaling $14.8 million sold in the first quarter, and significant payments received in the first quarter, including payments that reduced the outstanding balance of three revolving commercial lines of credit in Puerto Rico by $24.2 million.

The decrease in total loans in the Puerto Rico region was reflected in all major loan categories, including a reduction of $45.1 million in commercial and construction loans, and decreases of $23.3 million and $15.4 million in residential mortgage and consumer loans, respectively. The decrease in commercial and construction loans was driven by a $7.7 million commercial mortgage loan paid off during the first quarter, the aforementioned sale of a $5.6 million adversely classified loan, payments of $4.0 million that reduced the outstanding balance of loans that were previously guaranteed by the TDF, significant repayments that reduced the balance of certain commercial loans, including payments totaling $24.2 million that reduced the outstanding balance of three revolving commercial lines of credit, and charge-offs. The decrease in residential mortgage loans in Puerto Rico reflects the effect of collections, charge-offs and $12.9 million of foreclosures recorded in the first quarter. Loans previously sold to GNMA that meet GNMA’s specified delinquency criteria and are eligible for repurchase increased from $62.1 million as of December 31, 2017 to $73.3 million as of March 31, 2018. The Corporation has the right but not the obligation to repurchase such loans and the accounting guidelines require the Corporation to bring those loans back to its books and record a corresponding liability.

The reduction in total loans in the Virgin Islands primarily reflects a $9.5 million decrease in residential mortgage loans and a charge-off of $5.1 million related to a $30.0 million construction loan transferred to held for sale.

The increase in total loans in the Florida region consisted of increases of $11.5 million and $1.3 million in residential mortgage and consumer loans, respectively, partially offset by a $9.7 million decrease in the commercial and construction loan portfolio driven by the sale of a $9.2 million commercial loan participation and certain commercial and industrial loans paid off during the first quarter, including two large relationships individually in excess of $5 million totaling $20.6 million.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity) increased by $60.3 million to $606.3 million for the first quarter of 2018, compared to $546.0 million for the fourth quarter of 2017, primarily due to increases in residential mortgage and consumer loans originations that reflect higher levels of business activity compared to the initial drop experienced after the hurricanes.

Total loan originations in Puerto Rico increased by $99.2 million to $452.1 million in the first quarter of 2018, compared to $352.9 million in the fourth quarter of 2017. The increase in the Puerto Rico region consisted of a $42.6 million increase in commercial and construction loan originations, primarily three commercial mortgage loans refinanced during the first quarter totaling $37.6 million, a $29.9 million increase in consumer loan originations, and a $26.7 million increase in residential mortgage loan originations, primarily conforming loan originations.

Total loan originations in the Virgin Islands of $24.4 million in the first quarter of 2018 increased by $19.0 million, compared to $5.3 million in the fourth quarter of 2017. The increase in the Virgin Islands region consisted of a $15.6 million increase in commercial and construction loan originations, driven by the utilization of an arranged overdraft line of credit of a government entity, a $1.6 million increase in residential mortgage loan originations, and a $1.8 million increase in consumer loan originations.

Total loan originations in the Florida region decreased by $57.9 million to $129.9 million in the first quarter of 2018, compared to $187.8 million in the fourth quarter of 2017. The decrease in the Florida region consisted of a $56.8 million decrease in commercial and construction loan originations, a $0.7 million decrease in consumer loan originations, and a $0.4 million decrease in residential mortgage loan originations.

  A $75.2 million decrease in investment securities driven by prepayments of $42.3 million of U.S. agency MBS and a $24.1 million decrease in the fair value of available-for-sale investment securities, primarily U.S. agency MBS due to changes in market interest rates.
  A $13.1 million decrease in accrued interest receivables, primarily related to interest payments collected on loans after the expiration of the three-month payment deferral program in the first quarter.

Partially offset by:

  A $127.4 million increase in cash and cash equivalents, largely driven by the growth in non-interest-bearing deposits during the first quarter and the above mentioned proceeds from U.S. agency MBS and loan repayments, partially offset by liquidity used to pay off maturing brokered CDs and a $100 million short-term repurchase agreement as well as for the repurchase of $23.8 million of trust preferred securities.

Total liabilities were approximately $10.3 billion as of March 31, 2018, down $68.9 million from December 31, 2017.

The decrease was mainly due to:

  The repayment at maturity of a $100 million short-term repurchase agreement carried at a cost of 1.53%.
  The repurchase and cancellation of $23.8 million in trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debentures.
  A $194.4 million decrease in brokered CDs, as the Corporation used liquidity to pay off maturing brokered CDs with an all-in cost of 1.22%.

Partially offset by:

  A $194.6 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $137.2 million and $72.5 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $15.2 million in the Florida region. The most significant increase was in noninterest-bearing demand deposits, which grew 10%, or $186.2 million, during the first quarter of 2018. Storm-related factors, such as the effect of payment deferral programs, disaster relief funds, and settlements of insurance claims continued to contribute to this accumulation.
  A $43.7 million increase in government deposits, reflecting an increase of $51.1 million in Puerto Rico, primarily related to an increase in the balance of a Puerto Rico government-owned corporation’s transactional deposit account, partially offset by a $7.4 million decrease in the Virgin Islands region.
  An $11.8 million increase in accounts payable and other liabilities, primarily related to the accounting for the above mentioned rebooked GNMA delinquent loans.

Total stockholders’ equity amounted to $1.9 billion as of March 31, 2018, an increase of $8.0 million from December 31, 2017, mainly driven by the earnings generated in the first quarter, partially offset by a decrease in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of March 31, 2018 were 19.24%, 19.66%, 22.98% and 14.18%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.96%, 18.97%, 22.53%, and 14.03%, respectively, as of the end of the fourth quarter of 2017. After receipt of regulatory approval, the Corporation paid interest for the first quarter of 2018 on the subordinated debt associated with its trust preferred securities and continued to pay monthly dividends on its non-cumulative perpetual monthly income preferred stock. As of March 31, 2018, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of March 31, 2018 of our banking subsidiary, FirstBank Puerto Rico, were 17.70%, 21.26%, 22.52%, and 15.35%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.70%, 20.79%, 22.06% and 15.39%, respectively, as of the end of the fourth quarter of 2017.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.80% as of March 31, 2018 from 14.65% as of December 31, 2017.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Tangible Equity:
Total equity - GAAP	$1,877,104	$1,869,097	$1,853,751	$1,859,910	$1,823,017
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(7,426)	(8,000)	(8,633)	(9,266)	(9,899)
Core deposit intangible	(5,084)	(5,478)	(5,885)	(6,297)	(6,747)
Insurance customer relationship intangible	(737)	(775)	(813)	(851)	(889)

Tangible common equity	$1,799,655	$1,790,642	$1,774,218	$1,779,294	$1,741,280

Tangible Assets:
Total assets - GAAP	$12,200,386	$12,261,268	$12,173,648	$11,913,800	$11,890,398
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(7,426)	(8,000)	(8,633)	(9,266)	(9,899)
Core deposit intangible	(5,084)	(5,478)	(5,885)	(6,297)	(6,747)
Insurance customer relationship intangible	(737)	(775)	(813)	(851)	(889)

Tangible assets	$12,159,041	$12,218,917	$12,130,219	$11,869,288	$11,844,765

Common shares outstanding (1)	216,390	216,278	216,175	215,964	218,431

Tangible common equity ratio	14.80%	14.65%	14.63%	14.99%	14.70%
Tangible book value per common share	$8.32	$8.28	$8.21	$8.24	$7.97

(1) In May 2017, the U.S. Treasury sold its remaining shares of common stock in First BanCorp. As a result, approximately 2.4 million of restricted shares outstanding were forfeited.

Exposure to Puerto Rico Government

As of March 31, 2018, the Corporation had $213.4 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $214.5 million as of December 31, 2017. Approximately $183.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.7 million consisted of a loan to a unit of the central government, and approximately $15.0 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.1 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $6.8 million as of March 31, 2018.

The exposure to municipalities in Puerto Rico includes $150.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

In addition, as of March 31, 2018, the Corporation had three loans granted to the hotel industry in Puerto Rico that were previously guaranteed by the TDF with a book value of $61.6 million. Historically, the TDF, which is a subsidiary of the GDB, provided a secondary guarantee for payment performance. As part of agreements executed in the second quarter of 2017 and the first quarter of 2018, the TDF paid $7.6 million and $4.0 million, respectively, to honor a portion of its guarantee on these loans. As provided in the agreements, the cash payments received by the Corporation released the TDF from its liability as a guarantor of these loans. In addition, the GDB agreed to issue to the Bank a fixed income financial instrument pursuant to the GDB’s Restructuring Support Agreement approved by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA). All of the three commercial mortgage loans previously guaranteed by the TDF have been classified as non-performing and impaired since the first quarter of 2016, and interest payments have been applied against principal since then. Two of these three commercial mortgage loans with an aggregate outstanding principal balance of $50.4 million (book value of $27.2 million) were transferred to held for sale during the first quarter of 2018.

As of March 31, 2018, the Corporation had $541.4 million of public sector deposits in Puerto Rico, compared to $490.3 million as of December 31, 2017. Approximately 24% is from municipalities and municipal agencies in Puerto Rico and 76% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, April 27, 2018, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until April 27, 2019. A telephone replay will be available one hour after the end of the conference call through May 27, 2018 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10119577.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the actual pace and magnitude of economic recovery in the regions affected by the two hurricanes that affected the Corporation’s service areas during 2017 compared to management’s current views on the economic recovery; uncertainties about how and when rebuilding will take place in the regions affected by the storms, including the rebuilding of the public infrastructure, such as Puerto Rico’s power grid, how and when government, private or philanthropic funds will be invested in the affected communities, how many displaced individuals will return to their homes in both the short- and long-term, and what other demographic changes will take place, if any; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by PROMESA to address Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court debt restructuring process similar to U.S. bankruptcy protection, and the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the GDB and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will provide approvals for receiving dividends from FirstBank, or for continuing to make payments of dividends on non-cumulative perpetual preferred stock, or payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and have affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.1 million of the Puerto Rico government’s debt securities; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the recent hurricanes. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the first quarter of 2018, and the fourth and first quarters of 2017 that reflect the described items that were excluded for one of those reasons:

  Adjusted provision for loan and lease losses excluded for the first quarter of 2018 and the fourth and first quarters of 2017 the following:
    The $6.4 million net loan loss reserve release recorded in the first quarter of 2018 related to revised estimates associated with the effects of Hurricanes Maria and Irma.
    The $5.6 million charge to the provision related to the $57.2 million in loans transferred to held for sale in the first quarter of 2018.
    The $4.8 million incremental charge recorded in the fourth quarter of 2017 related to the allowance established for inherent losses resulting from the impact of Hurricanes Irma and Maria.
    The $0.6 million charge to the provision related to the sale of the Corporation’s participation in the PREPA credit line in the first quarter of 2017.
  Adjusted net charge-offs excluded for the first quarter of 2018 and 2017 the following:
    Net charge-offs totaling $9.7 million associated with loans transferred to held for sale in the first quarter of 2018.
    Charge-off of $10.7 million associated with the sale of the Corporation’s participation in the PREPA credit line in the first quarter of 2017.
  Adjusted non-interest income excluded for the first quarter of 2018 and 2017 the following:
    Gain of $2.3 million on the repurchase and cancellation of $23.8 million in trust preferred securities in the first quarter of 2018.
    OTTI charges on debt securities of $12.2 million recorded in the first quarter of 2017.
  Adjusted non-interest expenses reflected for the first quarter of 2018, and the fourth and first quarters of 2017, the following:
    Exclusion of storm-related costs of $1.6 million in the first quarter of 2018.
    Exclusion of costs of $1.9 million in the fourth quarter of 2017 related to insurance deductibles with respect to damages assessed on certain OREO properties and other storm-related costs.
    Inclusion of $0.2 million in the fourth quarter of 2017 of expected insurance recoveries for rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during October 2017.
    Exclusion of costs of $0.3 million in the first quarter of 2017 associated with a secondary offering of the Corporation’s common stock by certain of the existing stockholders.

  Adjusted net income excluding the effect of a $13.2 million tax benefit recorded in the first quarter of 2017 related to the change in tax status of certain subsidiaries from taxable corporations to limited liability, and the effect of all of the items mentioned in the above bullets for the first quarter of 2018 and the fourth and first quarters of 2017 and their tax related impacts as follows:
    Tax expense of $2.5 million in the first quarter of 2018 related to the net loan loss reserve release resulting from the revised estimates of the reserves associated with the effects of Hurricanes Maria and Irma (calculated based on the statutory tax rate of 39%).
    Tax benefit of $2.2 million in the first quarter of 2018 related to the charges to the provision for loan and lease losses recorded in connection with the $57.2 million in loans transferred to held for sale (calculated based on the statutory tax rate of 39%).
    Tax benefit of $0.6 million in the first quarter of 2018 related to storm-related costs (calculated based on the statutory tax rate of 39%).
    Tax benefit of $1.9 million in the fourth quarter of 2017 related to charges to the storm-related allowance for loan and lease losses (calculated based on the statutory tax rate of 39%).
    Tax benefit of $0.2 million in the first quarter of 2017 related to the charge to the provision for loan and lease losses in connection with the sale of the Corporation’s participation in the PREPA credit line (calculated based on the statutory tax rate of 39%).
    No tax expense/benefit was recorded for the gain on repurchase and cancellation of trust preferred securities and for costs related to the secondary offering that was recorded at the holding company level in the first quarter of 2018 and the first quarter of 2017, respectively.
    No tax benefit was recognized for the OTTI charges recorded in the first quarter of 2017 on tax-exempt bonds of the GDB and the Puerto Rico Public Buildings Authority.

Management believes that the presentations of the adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2018 First Quarter	As Reported (GAAP)	Loans Transferred to Held for Sale	Storm-related allowance	Storm-related expenses and related adjustments	Repurchase and Cancellation of Trust Preferred Securities	Tax effect (2)	Adjusted (Non- GAAP)

Total net charge-offs (1)	$26,531	$9,673	$-	$-	$-	$-	$16,858
Total net charge-offs to average loans	1.21%						0.77%
Commercial mortgage	6,761	4,573	-	-	-	-	2,188
Commercial mortgage net charge-offs to average loans	1.69%						0.55%
Construction	5,164	5,100	-	-	-	-	64
Construction net charge-offs to average loans	17.37%						0.22%

Provision for Loan and Lease Losses	$20,544	$(5,645)	$6,407	$-	$-	$-	$21,306

Non-interest income	$22,784	$-	$-	$-	$(2,316)	$-	$20,468
Gain on early extinguishment of debt	2,316	-	-	-	(2,316)	-	-

Non-interest expenses	$86,027	$-	$-	$(1,596)	$-	$-	$84,431
Employees' compensation and benefits	40,684	-	-	(5)	-	-	40,679
Occupancy and Equipment	15,105	-	-	(1,549)	-	-	13,556
Business Promotion	2,576	-	-	(31)	-	-	2,545

Net income	$33,148	$5,645	$(6,407)	$1,596	$(2,316)	$(324)	$31,342

(1) Net charge-offs percentages annualized
(2) See Basis of Presentation for the individual tax impact for each reconciling item.

2017 Fourth Quarter	As Reported (GAAP)	Storm-related allowance	Storm-related expenses and related adjustments	Tax effect (1)	Adjusted (Non- GAAP)

Provision for Loan and Lease Losses	$25,703	$(4,814)	$-	$-	$20,889

Non-interest expenses	$85,136	$-	$(1,788)	$-	$83,348
Occupancy and Equipment	15,067	-	(441)	-	14,626
Business Promotion	2,768	-	(393)	-	2,375
Net loss on OREO operations	2,201	-	(936)	-	1,265
Other non-interest expenses	8,512	-	(18)	-	8,494

Net income	$24,169	$4,814	$1,788	$(2,636)	$28,135

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

2017 First Quarter	As Reported (GAAP)	Sale of PREPA credit line	Secondary Offering Costs	OTTI on debt securities	Change in tax status of certain subsidiaries	Tax effect (2)	Adjusted (Non- GAAP)

Total net charge-offs (1)	$27,814	$10,734	$-	$-	$-	$-	$17,080
Total net charge-offs to average loans	1.26%						0.78%
Commercial and Industrial	11,177	10,734	-	-	-	-	443
Commercial and Industrial loans net charge-offs to average loans	2.07%						0.08%

Provision for loan and lease losses	$25,442	$(569)	$-	$-	$-	$-	$24,873

Non-interest income	$8,243	$-	$-	$12,231	$-	$-	$20,474
(Loss) gain on investments and impairments	(12,231)	-	-	12,231	-	-	-

Non-interest expenses	$87,882	$-	$(274)	$-	$-	$-	$87,608
Professional fees	10,956	-	(254)	-	-	-	10,702
Business promotion	3,281	-	(20)	-	-	-	3,261

Net income	$25,541	$569	$274	$12,231	$(13,161)	$(222)	$25,232

(1) Net charge-offs percentages annualized
(2) See Basis of Presentation for the individual tax impact for each reconciling item.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2018	2017
ASSETS

Cash and due from banks	$743,409	$705,980

Money market investments:
Time deposits with other financial institutions	3,126	3,126
Other short-term investments	97,289	7,289
Total money market investments	100,415	10,415

Investment securities available for sale, at fair value	1,815,504	1,891,016

Investment securities held to maturity, at amortized cost	150,486	150,627

Other equity securities	43,532	43,119

Total investment securities	2,009,522	2,084,762

Loans, net of allowance for loan and lease losses of $225,856 (December 31, 2017 - $231,843)	8,470,034	8,618,633
Loans held for sale, at lower of cost or market	91,375	32,980
Total loans, net	8,561,409	8,651,613

Premises and equipment, net	143,115	141,895
Other real estate owned	154,639	147,940
Accrued interest receivable on loans and investments	44,093	57,172
Other assets	443,784	461,491
Total assets	$12,200,386	$12,261,268

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,019,823	$1,833,665
Interest-bearing deposits	7,046,642	7,188,966
Total deposits	9,066,465	9,022,631

Securities sold under agreements to repurchase	200,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	715,000	715,000
Other borrowings	184,150	208,635
Accounts payable and other liabilities	157,667	145,905
Total liabilities	10,323,282	10,392,171

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 220,877,719 shares (December 31, 2017 - 220,382,343 shares issued)	22,088	22,038
Less: Treasury stock (at par value)	(449)	(410)

Common stock outstanding, 216,390,329 shares outstanding (December 31, 2017 - 216,278,040 shares outstanding)	21,639	21,628
Additional paid-in capital	936,342	936,772
Retained earnings	927,681	895,208
Accumulated other comprehensive loss	(44,662)	(20,615)
Total stockholders' equity	1,877,104	1,869,097
Total liabilities and stockholders' equity	$12,200,386	$12,261,268

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2018	2017	2017

Net interest income:
Interest income	$149,418	$147,826	$145,228
Interest expense	24,725	25,560	22,679
Net interest income	124,693	122,266	122,549
Provision for loan and lease losses	20,544	25,703	25,442
Net interest income after provision for loan and lease losses	104,149	96,563	97,107

Non-interest income:
Service charges on deposit accounts	5,088	4,924	5,790
Mortgage banking activities	4,165	1,912	3,616
Net (loss) gain on investments and impairments	-	-	(12,231)
Gain on early extinguishment of debt	2,316	-	-
Other non-interest income	11,215	8,114	11,068
Total non-interest income	22,784	14,950	8,243

Non-interest expenses:
Employees' compensation and benefits	40,684	37,655	38,653
Occupancy and equipment	15,105	15,067	14,088
Business promotion	2,576	2,768	3,281
Professional fees	10,060	11,150	10,956
Taxes, other than income taxes	3,856	3,366	3,676
Insurance and supervisory fees	3,855	4,417	4,909
Net loss on other real estate owned operations	190	2,201	4,076
Other non-interest expenses	9,701	8,512	8,243
Total non-interest expenses	86,027	85,136	87,882

Income before income taxes	40,906	26,377	17,468
Income tax (expense) benefit	(7,758)	(2,208)	8,073

Net income	$33,148	$24,169	$25,541

Net income attributable to common stockholders	$32,479	$23,500	$24,872

Earnings per common share:

Basic	$0.15	$0.11	$0.12
Diluted	$0.15	$0.11	$0.11

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Condensed Income Statements:
Total interest income	$149,418	$147,826	$145,228
Total interest expense	24,725	25,560	22,679
Net interest income	124,693	122,266	122,549
Provision for loan and lease losses	20,544	25,703	25,442
Non-interest income	22,784	14,950	8,243
Non-interest expenses	86,027	85,136	87,882
Income before income taxes	40,906	26,377	17,468
Income tax (expense) benefit	(7,758)	(2,208)	8,073
Net income	33,148	24,169	25,541
Net income attributable to common stockholders	32,479	23,500	24,872

Per Common Share Results:
Net earnings per share - basic	$0.15	$0.11	$0.12
Net earnings per share - diluted	$0.15	$0.11	$0.11
Cash dividends declared	$-	$-	$-
Average shares outstanding	214,646	214,412	213,340
Average shares outstanding diluted	216,214	216,069	217,373
Book value per common share	$8.51	$8.48	$8.18
Tangible book value per common share (1)	$8.32	$8.28	$7.97

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.10	0.79	0.87
Interest Rate Spread (2)	4.22	4.03	4.28
Net Interest Margin (2)	4.57	4.35	4.55
Return on Average Total Equity	7.22	5.16	5.77
Return on Average Common Equity	7.37	5.27	5.88
Average Total Equity to Average Total Assets	15.27	15.29	15.12
Total capital	22.98	22.53	21.85
Common equity Tier 1 capital	19.24	18.96	18.22
Tier 1 capital	19.66	18.97	18.22
Leverage	14.18	14.03	13.83
Tangible common equity ratio (1)	14.80	14.65	14.70
Dividend payout ratio	-	-	-
Efficiency ratio (3)	58.33	62.05	67.19

Asset Quality:
Allowance for loan and lease losses to loans held for investment (4)	2.60	2.62	2.30
Net charge-offs (annualized) to average loans (5)(6)	1.21	1.12	1.26
Provision for loan and lease losses to net charge-offs (7)(8)(9)	77.43	103.94	91.47
Non-performing assets to total assets	5.22	5.31	5.44
Non-performing loans held for investment to total loans held for investment	4.74	5.53	5.41
Allowance to total non-performing loans held for investment (10)	54.82	47.36	42.56
Allowance to total non-performing loans held for investment excluding residential real estate loans (11)	93.87	74.48	62.98

Other Information:
Common Stock Price: End of period	$6.02	$5.10	$5.65

1 - Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.

2 - On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.

3 - Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4 - The ratio of the allowance for loan and lease losses to loans held for investment, excluding the storm-related allowance, was 1.88% and 1.85% as of March 31, 2018 and December 31, 2017, respectively.

5 - The ratio of net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.77% for the quarter ended March 31, 2018.

6 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.78% for the quarter ended March 31, 2017.

7 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related reserve release and the provision for loans transferred to held for sale, was 126.39% for the quarter ended March 31, 2018.

8 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related provision, was 95.82%, for the quarter ended December 31, 2017.

9 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the effect of the sale of the PREPA credit line, was 145.63% for the quarter ended March 31, 2017.

10 - The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 39.74% and 33.39% as of March 31, 2018 and December 31, 2017, respectively.

11 - The ratio of allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the storm-related allowance, was 68.05% and 52.52% as of March 31, 2018 and December 31, 2017, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2018	2017	2017	2018	2017	2017	2018	2017	2017

Interest-earning assets:
Money market & other short-term investments	$618,468	$658,760	$268,934	$2,256	$2,110	$484	1.48%	1.27%	0.73%
Government obligations (2)	798,186	664,449	729,307	6,193	4,502	4,360	3.15%	2.69%	2.42%
Mortgage-backed securities	1,260,142	1,225,520	1,334,560	10,625	8,779	11,614	3.42%	2.84%	3.53%
FHLB stock	40,937	42,282	39,560	693	645	461	6.87%	6.05%	4.73%
Other investments	2,705	2,705	2,699	2	2	2	0.30%	0.29%	0.30%
Total investments (3)	2,720,438	2,593,716	2,375,060	19,769	16,038	16,921	2.95%	2.45%	2.89%
Residential mortgage loans	3,227,222	3,247,910	3,260,885	43,350	43,434	44,280	5.45%	5.31%	5.51%
Construction loans	118,907	140,660	130,494	922	1,077	1,144	3.14%	3.04%	3.56%
C&I and commercial mortgage loans	3,688,415	3,682,659	3,760,594	45,189	44,008	41,110	4.97%	4.74%	4.43%
Finance leases	260,119	250,867	234,729	4,660	4,545	4,314	7.27%	7.19%	7.45%
Consumer loans	1,484,305	1,483,940	1,475,569	40,306	41,574	41,070	11.01%	11.12%	11.29%
Total loans (4) (5)	8,778,968	8,806,036	8,862,271	134,427	134,638	131,918	6.21%	6.07%	6.04%
Total interest-earning assets	$11,499,406	$11,399,752	$11,237,331	$154,196	$150,676	$148,839	5.44%	5.24%	5.37%

Interest-bearing liabilities:
Brokered CDs	$1,043,255	$1,221,183	$1,413,667	$4,355	$4,963	$4,805	1.69%	1.61%	1.38%
Other interest-bearing deposits	6,021,699	5,936,146	5,884,772	12,616	12,356	11,167	0.85%	0.83%	0.77%
Other borrowed funds	414,488	508,635	516,187	4,382	4,724	4,585	4.29%	3.68%	3.60%
FHLB advances	715,000	745,435	642,222	3,372	3,517	2,122	1.91%	1.87%	1.34%
Total interest-bearing liabilities	$8,194,442	$8,411,399	$8,456,848	$24,725	$25,560	$22,679	1.22%	1.21%	1.09%
Net interest income				$129,471	$125,116	$126,160
Interest rate spread							4.22%	4.03%	4.28%
Net interest margin							4.57%	4.35%	4.55%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 6 for GAAP to Non-GAAP reconciliations.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $1.8 million, $0.9 million and $2.1 million for the quarters ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2018	2017	2017

Service charges on deposit accounts	$5,088	$4,924	$5,790
Mortgage banking activities	4,165	1,912	3,616
Insurance income	3,355	1,378	3,587
Other operating income	7,860	6,736	7,481

Non-interest income before net gain (loss) on investments and gain on early extinguishment of debt	20,468	14,950	20,474

Net gain on sale of investments	-	-	-
OTTI on debt securities	-	-	(12,231)
Net gain (loss) on investments	-	-	(12,231)

Gain on early extinguishment of debt	2,316	-	-
	$22,784	$14,950	$8,243

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2018	2017	2017

Employees' compensation and benefits	$40,684	$37,655	$38,653
Occupancy and equipment	15,105	15,067	14,088
Deposit insurance premium	2,649	3,054	3,771
Other insurance and supervisory fees	1,206	1,363	1,138
Taxes, other than income taxes	3,856	3,366	3,676
Professional fees:
Collections, appraisals and other credit related fees	1,599	2,341	2,072
Outsourcing technology services	5,123	5,088	5,354
Other professional fees	3,338	3,721	3,530
Credit and debit card processing expenses	3,537	3,078	2,831
Business promotion	2,576	2,768	3,281
Communications	1,482	1,374	1,543
Net loss on OREO operations	190	2,201	4,076
Other	4,682	4,060	3,869
Total	$86,027	$85,136	$87,882

Table 5 - Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2018	2017
Balance Sheet Data:
Loans, including loans held for sale	$8,787,265	$8,883,456
Allowance for loan and lease losses	225,856	231,843
Money market and investment securities	2,109,937	2,095,177
Intangible assets	41,345	42,351
Deferred tax asset, net	289,338	294,809
Total assets	12,200,386	12,261,268
Deposits	9,066,465	9,022,631
Borrowings	1,099,150	1,223,635
Total preferred equity	36,104	36,104
Total common equity	1,885,662	1,853,608
Accumulated other comprehensive loss, net of tax	(44,662)	(20,615)
Total equity	1,877,104	1,869,097

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2018	2017

Residential mortgage loans	$3,267,868	$3,290,957

Commercial loans:
Construction loans	79,150	111,397
Commercial mortgage loans	1,552,503	1,614,972
Commercial and Industrial loans	2,061,773	2,083,253
Commercial loans	3,693,426	3,809,622

Finance leases	262,863	257,462

Consumer loans	1,471,733	1,492,435
Loans held for investment	8,695,890	8,850,476
Loans held for sale	91,375	32,980
Total loans	$8,787,265	$8,883,456

Table 7 - Loan Portfolio by Geography

(In thousands)	As of March 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,396,307	$273,557	$598,004	$3,267,868

Commercial loans:
Construction loans	42,148	8,309	28,693	79,150
Commercial mortgage loans	1,062,693	90,817	398,993	1,552,503
Commercial and Industrial loans	1,366,090	121,182	574,501	2,061,773
Commercial loans	2,470,931	220,308	1,002,187	3,693,426

Finance leases	262,863	-	-	262,863

Consumer loans	1,368,759	45,215	57,759	1,471,733
Loans held for investment	6,498,860	539,080	1,657,950	8,695,890

Loans held for sale	50,814	30,000	10,561	91,375
Total loans	$6,549,674	$569,080	$1,668,511	$8,787,265

(In thousands)	As of December 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,413,379	$282,738	$594,840	$3,290,957

Commercial loans:
Construction loans	41,511	43,314	26,572	111,397
Commercial mortgage loans	1,127,409	95,464	392,099	1,614,972
Commercial and Industrial loans	1,373,714	116,323	593,216	2,083,253
Commercial loans	2,542,634	255,101	1,011,887	3,809,622

Finance leases	257,462	-	-	257,462

Consumer loans	1,389,560	46,412	56,463	1,492,435
Loans held for investment	6,603,035	584,251	1,663,190	8,850,476

Loans held for sale	30,397	325	2,258	32,980
Total loans	$6,633,432	$584,576	$1,665,448	$8,883,456

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2018	2017
Non-performing loans held for investment:
Residential mortgage	$171,380	$178,291
Commercial mortgage	115,179	156,493
Commercial and Industrial	85,325	85,839
Construction	16,236	52,113
Consumer and Finance leases	23,857	16,818
Total non-performing loans held for investment	411,977	489,554

OREO	154,639	147,940
Other repossessed property	5,646	4,802
Total non-performing assets, excluding loans held for sale	$572,262	$642,296

Non-performing loans held for sale	64,945	8,290
Total non-performing assets, including loans held for sale (1)	$637,207	$650,586

Past-due loans 90 days and still accruing (2)	$163,045	$160,725
Allowance for loan and lease losses	$225,856	$231,843
Allowance to total non-performing loans held for investment (3)	54.82%	47.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans (4)	93.87%	74.48%

(1) Purchased credit impaired loans of $155.3 million accounted for under ASC 310-30 as of March 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2018 of approximately $30.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

(3) The ratio of allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 39.74% and 33.39% as of March 31, 2018 and December 31, 2017, respectively.

(4) The ratio of allowance for loan and lease losses to non-performing loans held for investment, excluding residential real estate and the storm-related allowance, was 68.05% and 52.52% as of March 31, 2018 and December 31, 2017, respectively.

Table 9 - Non-Performing Assets by Geography

	As of
(In thousands)	March 31,	December 31,
	2018	2017
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$141,432	$147,852
Commercial mortgage	89,575	128,232
Commercial and Industrial	78,913	79,809
Construction	14,458	14,506
Finance leases	1,801	1,237
Consumer	20,985	14,885
Total non-performing loans held for investment	347,164	386,521

OREO	146,128	140,063
Other repossessed property	5,501	4,723
Total non-performing assets, excluding loans held for sale	$498,793	$531,307
Non-performing loans held for sale	34,945	8,290
Total non-performing assets, including loans held for sale (1)	$533,738	$539,597
Past-due loans 90 days and still accruing (2)	$161,281	$151,724

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$19,004	$22,110
Commercial mortgage	22,973	25,309
Commercial and Industrial	6,412	6,030
Construction	1,778	37,607
Consumer	729	281
Total non-performing loans held for investment	50,896	91,337

OREO	7,015	6,306
Other repossessed property	32	26
Total non-performing assets, excluding loans held for sale	$57,943	$97,669
Non-performing loans held for sale	30,000	-
Total non-performing assets, including loans held for sale	$87,943	$97,669
Past-due loans 90 days and still accruing	$1,764	$9,001

United States:
Non-performing loans held for investment:
Residential mortgage	$10,944	$8,329
Commercial mortgage	2,631	2,952
Construction	-	-
Consumer	342	415
Total non-performing loans held for investment	13,917	11,696

OREO	1,496	1,571
Other repossessed property	113	53
Total non-performing assets, excluding loans held for sale	$15,526	$13,320
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$15,526	$13,320
Past-due loans 90 days and still accruing	$-	$-

(1) Purchased credit impaired loans of $155.3 million accounted for under ASC 310-30 as of March 31, 2018, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of March 31, 2018 of approximately $30.3 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 – Allowance for Loan and Lease Losses

	Quarter Ended
(Dollars in thousands)	March 31,			December 31,		March 31,
	2018			2017		2017

Allowance for loan and lease losses, beginning of period	$231,843			$230,870		$205,603
Provision for loan and lease losses	20,544	(1	) (2)	25,703	(6)	25,442	(7)
Net (charge-offs) recoveries of loans:
Residential mortgage	(3,036)			(5,341)		(7,476)
Commercial mortgage	(6,761)	(3)		(6,850)		(1,332)
Commercial and Industrial	(1,868)			(545)		(11,177)	(8)
Construction	(5,164)	(4)		(2,764)		382
Consumer and finance leases	(9,702)			(9,230)		(8,211)
Net charge-offs	(26,531)	(5)		(24,730)		(27,814)	(8)
Allowance for loan and lease losses, end of period	$225,856			$231,843		$203,231

Allowance for loan and lease losses to period end total loans held for investment (9)	2.60%			2.62%		2.30%
Net charge-offs (annualized) to average loans outstanding during the period	1.21%			1.12%		1.26%
Net charge-offs (annualized), excluding charge-offs of $9.7 million related to loans transferred to held for sale in the first quarter of 2018 and the charge-off of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017, to average loans outstanding during the period	0.77%			1.12%		0.78%
Provision for loan and lease losses to net charge-offs during the period	0.77x			1.04x		0.91x

Provision for loan and lease losses to net charge-offs during the period, excluding effect of the storm-related reserve release and loans transferred to held for sale in the first quarter of 2018, the effect of the storm-related provision in the fourth quarter of 2017 and the impact of the sale of the PREPA credit line in the first quarter of 2017.

	1.26x			0.96x		1.46x

(1) Net of a $6.4 million net loan loss reserve release associated with the effects of Hurricanes Irma and Maria.

(2) Includes a provision of $5.6 million associated with $57.2 million in loans transferred to held for sale.

(3) Includes charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale.

(4) Includes a charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale.

(5) Includes charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale.

(6) Includes a provision of $4.8 million associated with the effects of Hurricanes Irma and Maria.

(7) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.

(8) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.

(9) The ratio of allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.88% and 1.85% as of March 31, 2018 and December 31, 2017, respectively.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended		Year Ended
	March 31, 2018		December 31,		December 31,		December 31,		December 31,
	(annualized)		2017		2016		2015		2014

Residential mortgage	0.38%		0.79%		0.93%		0.55%		0.85%

Commercial mortgage	1.69%	(1)	2.42%		1.28%	(6)	3.12%	(9)	0.84%

Commercial and Industrial	0.36%		0.66%	(4)	1.11%	(7)	1.32%	(10)	2.27%	(13)

Construction	17.37%	(2)	2.05%		1.02%		1.42%	(11)	2.76%

Consumer and finance leases	2.22%		2.12%		2.63%		2.85%		3.46%

Total loans	1.21%	(3)	1.33%	(5)	1.37%	(8)	1.68%	(12)	1.84%	(14)

(1) Includes net charge-offs totaling $4.6 million associated with $27.2 million in commercial mortgage loans transferred to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding the charge-offs associated with commercial mortgage loans transferred to held for sale, was 0.55%.

(2) Includes a net charge-off of $5.1 million associated with a $30.0 million construction loan transferred to held for sale. The ratio of construction net charge-offs to average loans, excluding the charge-offs associated with the construction loan transferred to held for sale, was 0.22%.

(3) Includes net charge-offs totaling $9.7 million associated with $57.2 million in loans transferred to held for sale. The ratio of total loans net charge-offs to average loans, excluding the charge-offs associated with loans transferred to held for sale, was 0.77%.

(4) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.16%.

(5) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.21%.

(6) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(7) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(8) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(9) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(10) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(11) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(12) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(13) Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(14) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com